                                                            EXHIBIT (4)(h)(i)(B)



Filed with Post-Effective Amendment No. 12 to this Registration Statement on Form N-4 on April 24, 1991.

                      METROPOLITAN LIFE INSURANCE COMPANY
             (A Mutual Company Incorporated in New York State) in consideration of the deposits it receives under this contract, will pay the benefits of this contract according to its provisions. The contractholder and Metropolitan execute this contract in duplicate to take effect as of the issue date.

By:_______________________________    METROPOLITAN LIFE INSURANCE COMPANY

__________________________________    Richard M. Blackwell, Vice-President and Secretary

__________________________________    Robert G. Schwartz, Chairman of the Board, President and CEO

__________________________________    ________________________________________________________
                                      Registrar
                                      ________________________________________________________
                                      Date
                                      ________________________________________________________
                                      City and State

     _________________________________________________________________________
                                SPECIFICATIONS

       GROUP ANNUITY CONTRACT NUMBER                               S123456789

       CONTRACT DATE                                           March 15, 1990

       CONTRACTHOLDER                                       Mayo Clinic Trust

       MARKET                                                   Non-Qualified
     _________________________________________________________________________

     ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT. AVAILABLE SEPARATE ACCOUNT INVESTMENT DIVISIONS AS OF THE CONTRACT DATE ARE: METROPOLITAN'S STOCK INDEX; FIDELITY'S GROWTH, OVERSEAS, EQUITY INCOME, SHORT TERM, and ASSET MANAGER; and CALVERT'S DIVERSIFIED SOCIALLY RESPONSIBLE and ARIEL. A DESCRIPTION OF EACH OF THESE DIVISIONS IS INCLUDED IN THE PROSPECTUS.

     This contract is not eligible for dividends--see item 10.



                      PLEASE READ THIS CONTRACT CAREFULLY
                            See Index on Last Page

                                  Cover Page

Form G.4333 PP (Deferred Compensation)

1.   WHAT DO THE BASIC TERMS IN MY CONTRACT MEAN?

     "Account Balance" is the entire amount we hold under this contract for you.

     "Annuitant" is a person for whom income payments are being made.

     "Contract Year" for the first year is measured from the contract date and continues to the following December 31st. Each new contract year begins on January 1st. For example, if the contract date is May 15, 1995, the first contract year ends December 31, 1996 and the second contract year begins January 1, 1997.

     "Code" means the Internal Revenue Code.

     "Deposits" are your payments to us under this annuity contract on behalf of participants.

     "Designated Office" is the administrative office servicing your contract. It is currently the Pension and Savings Center, Metropolitan Life Insurance Company, One Madison Avenue, New York, N.Y. 10010. If we change it, we will tell you.

     "Funding Options" refer to the Metropolitan Series Fund, Inc., the Calvert Socially Responsible Series and the Calvert Ariel Appreciation Portfolio, and Fidelity's Variable Insurance Products Funds I and II. All are either mutual funds or portfolios of mutual funds used only for insurance and annuity contracts such as this one. The Metropolitan Series Fund and Fidelity's Variable Insurance Products Funds I and II are divided into portfolios each of which has its own investment objectives.

     "Investment Divisions" are part of the Separate Account. Each division invests in a corresponding portfolio of the Fund, rather than investing directly in stocks, bonds or other investments. Thus, the investment experience of each division will generally be the same as that of the corresponding portfolio, reduced by charges under this contract for services and benefits we provide. The cover page shows the available divisions. We will tell you about any changes.

     "Participant" is any person who is eligible to participate in your plan.

     "Participant's Account Balance" is the entire amount we hold

Form G.4333 PP (Deferred Compensation)
     under this contract for a participant. Accounts are for bookkeeping purposes only and give the participant no rights. You will be the sole owner of all participant account balances and will have the exclusive right to all contract benefits.

     "Plan" is any plan which meets the requirements of Section 457(f) [deferred compensation plans] or 451 [deferred fee arrangements] of the Code.

     "We", "Us", and "Our" refer to Metropolitan Life Insurance Company.

     "You", "Your", "Me" "My" and "I" refer to an employer that has established a plan pursuant to Section 457(f) or 451 of the Code and that has arranged with us to utilize this contract for the purchase of annuities under the plan. You may exercise all rights under this contract.

2. HOW ARE PARTICIPANT ACCOUNT BALANCES RECORDED AND WHO DO THOSE BALANCES BELONG TO?

     We will maintain records of any amount deposited under this contract on account of a participant.

     Any amounts in a participant's account balance are your property, subject only to the claims of your general creditors. Nothing in this contract is to be construed as giving any participant at any time a security interest in any participant account balance or as placing any participant account balance in trust with you for the benefit of any participant. Participant account balances are not collateral security for the payment of any benefits under any plan of yours and are available to you to meet your general obligations.

3. HOW ARE DEPOSITS ALLOCATED AND HOW MUCH MONEY CAN BE DEPOSITED UNDER MY CONTRACT?

     You choose how deposits are allocated among the Fixed Interest Account and the investment divisions of the Separate Account. You may change your allocation for new deposits by telling us. The change will be made upon receipt, unless you specify a later date, which may be up to 30 days after we receive the request. Allocations must be in whole number percentages (e.g., 33 1/3% cannot be chosen).

     Annuity deposits may be made at any time while this contract is in effect. You must identify the participant on behalf

Form G.4333 PP (Deferred Compensation)
     of whom the deposit is made. All deposits should be sent to our designated office.

     We will accept under your contract amounts you deposit for each participant up to the annual and aggregate amount limitations of Section 457(f) or 451 of the Code. In addition, we have a lifetime maximum per participant for all deposits of $500,000. We may either return amounts which are above this limit or agree to take them (if the Code allows). We may change the maximum by telling you in writing at least 90 days in advance.

     We will not accept deposits for any participant until: (a) we receive your request that this contract be utilized for that person; and (b) we have entered that person's name on our records under this contract. We will not accept deposits under this contract for any participant who is not employed by you. We will not accept any deposits for a participant after you have made a withdrawal based on termination of employment of that participant under item 5(b) below.

4.   CAN MY CONTRACT BE CANCELLED?

     No. However, if we do not receive deposits for a participant account balance for over 36 consecutive months and the total of the participant's account balance is less than $2,000, we may, if permitted by law, cancel that participant's account balance by paying it to you.

5.   CAN I MAKE WITHDRAWALS?

     Yes. To request a withdrawal you may contact our designated office. Any withdrawal request must be signed by you and must clearly state the name of the participant and the account (and investment division, if any) from which the withdrawal is to be made. The minimum withdrawal is $500. Withdrawals from each participant's account balance are treated as separate withdrawals.

     If you make a partial withdrawal from an investment division or the Fixed Interest Account, we will first withdraw any amounts from deposits and will then withdraw other amounts from any earnings on deposits, in each case on a "first-in, first-out" (FIFO) basis. To determine from what amounts a withdrawal is taken for tax purposes, we will apply tax rules which may be different.

     As required by law we have the right to delay paying any cash withdrawals from the Fixed Interest Account for up to

Form G.4333 PP (Deferred Compensation)
     six months. We do not intend to do this except in an extreme emergency. We would, of course, credit interest during any delay.

6.   WHAT IS THE FIXED INTEREST ACCOUNT AND HOW IS INTEREST CREDITED TO IT?

     The Fixed Interest Account guarantees both principal and interest without regard to any investment results. The interest rates are set in advance and are "locked-in" without regard to changing economic conditions.

     Interest on each deposit allocated to the Fixed Interest Account will be credited from the date the deposit is received at our designated office or transferred to the Fixed Interest Account. Interest will be credited on amounts in a participant's Fixed Interest Account balance until the earliest of:
     (a)  the date of settlement on account of the participant's death, or
     (b) the dates the amounts are withdrawn or transferred to the Separate Account, or
     (c) the date you ask us to start making income payments to the participant.

     Interest rates will be set by us from time to time, but will never be less than 3%. The declared interest rate in effect when a new deposit is received will be credited on that deposit from the date we receive it until the last day of the then current contract year. A new interest rate will be declared for each contract year and will apply to both the deposits and all earnings on the deposit. We may credit a different interest rate on new deposits and on transfers and exchanges than we credit on other deposits that are already in the contract.

     The interest rates we declare are "annual effective yields". The actual rates we use on a day-to-day basis are slightly lower, but, if the deposit is left in your contract for a full year, it will grow by the full amount of the interest rate we declared, because we compound interest daily.

     We may have one interest rate for deposits resulting from the tax-free transfer or exchange of Section 457(f) or 451 annuity money from other contracts and a different interest rate for other deposits.

7.   ARE ADMINISTRATIVE FEES DEDUCTED FROM MY CONTRACT?

     No.  We charge no administrative fees.

Form G.4333 PP (Deferred Compensation)

8.   WHAT IS THE SEPARATE ACCOUNT AND HOW DOES IT OPERATE?

     It is Metropolitan Life Separate Account E, an investment account we maintain separate from our other assets.

     We own the assets in the Separate Account. The Separate Account will not be charged with liabilities that arise from any other business that we conduct. We will add amounts to the Separate Account from other contracts of ours. The Separate Account is divided into investment divisions, each of which buys shares in a corresponding portfolio of the Fund. Thus, the Separate Account does not invest directly in stocks, bonds, etc., but leaves such investments to the Fund to make. The Fund combines assets from the Separate Account as well as other separate accounts of ours and our affiliates.

     We keep track of each investment division of the Separate Account separately using accumulation units. When you put money into an investment division, we give you accumulation units. When you take money out of the investment division, we reduce the number of your accumulation units. In either case, the number of accumulation units you gain or lose is determined by taking the dollar amount of the deposit, transfer or withdrawal and dividing it by the value of an accumulation unit at the time of the transaction. Thus, if you transfer in $5,000, and the value of an accumulation unit is $100, you will get 50 accumulation units.

     Initially, we set the value of each accumulation unit. At the end of each valuation period, we then revise it by taking the net asset value of a share in the applicable Fund portfolio at the end of the valuation period, adding any Fund dividend or capital gain distribution during the valuation period, subtracting any per share charge for taxes and reserves for taxes, and dividing this total by the net asset value of a share of the same portfolio at the start of the valuation period. Then we subtract a charge not to exceed .000025905 per day (an effective annual rate of .95%) for administrative expenses and mortality and expense risks we assume under the contract. This calculation results in a factor that we multiply the previous accumulation unit value by in order to determine the new accumulation unit value.

     A valuation period is the period between one calculation of an accumulation unit value and the next calculation. Normally, we calculate accumulation units once each day the New York Stock Exchange is open for trading, but we can delay this determination if an emergency exists, making valuation of assets in the Separate Account not reasonably

Form G.4333 PP (Deferred Compensation)
     practicable, or the Securities and Exchange Commission permits such deferral. We may change when we calculate the accumulation unit value by giving you 30 days notice, to the extent permitted by law.

     Deposits to the Separate Account will be credited as of the end of the valuation period during which we receive them at our designated office. Additions to or withdrawals from an investment division may only be made as of the end of a valuation period.

     We may make certain changes to the Separate Account if we think they would best serve the interests of participants in or owners of similar contracts or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

     Examples of the changes to the Separate Account that we may make include:

     o To transfer any assets in an investment division to another investment division, or to one or more other separate accounts, or to our general account; or to add, combine, or remove investment divisions in the Separate Account.

     o To substitute, for the Fund shares held in any portfolio, the shares of another class of the Metropolitan Series Fund or the shares of another funding option or any other investment permitted by law.

     If any changes result in material change in the underlying investments of an investment division to which an amount is allocated under the contract, we will notify you of the change. You may then make a new choice of investment divisions.

9.   CAN MONEY BE TRANSFERRED WITHIN THIS CONTRACT?

     Yes. Transfers can be made between investment divisions of the Separate Account, from an investment division to the Fixed Interest Account, or from the Fixed Interest Account to an investment division. You can make an unlimited number of transfers by telling us and specifying which participant's account balance is to be transferred.

Form G.4333 PP (Deferred Compensation)

     If you make a transfer from the Fixed Interest Account, we will determine which deposits and earnings to take it from as if it was a withdrawal from the participant's account balance. If you transfer money from the Fixed Interest Account to the Separate Account and then you transfer money from the Separate Account to the Fixed Interest Account within 12 months, this will be treated as a return of the same money (whether or not it really is). Thus, after the transfer into the Fixed Interest Account, it will earn the same interest rate that it would have been earning had neither transfer ever taken place. Any amounts in excess of the original transfer and any amounts transferred back to the Fixed Interest Account more than 12 months after the first transfer will be treated as a new deposit to the Fixed Interest Account and will earn the current interest rate for new deposits.

10.  ARE DIVIDENDS PAYABLE UNDER MY CONTRACT?

     No. Your contract is nonparticipating and does not share in any distribution of our surplus.

11.  HOW CAN I GET INFORMATION ABOUT MY CONTRACT AND ITS VALUE?

     At least twice each contract year, before income payments start, we will send you a statement with details on deposits, values, withdrawals, and other information about your contract. If you need information at other times, please tell us.

     Any time you have to tell us something (e.g., to request additional information, to make transfers, to change your allocation for new deposits, to make withdrawals), you must send written notice to our designated office unless we have set up some other procedure, such as notice by telephone.

12. CAN WE GUARANTEE AN INCOME FOR AS LONG AS AN ANNUITANT LIVES OR FOR A WIDE CHOICE OF OTHER PERIODS?

     Yes. We can make income payments guaranteed for life on a monthly, quarterly, semiannual or annual basis. These payments may also be guaranteed for at least five years, but not beyond the annuitant's life expectancy or the joint life expectancy if there is more than one payee. If the second payee is not the annuitant's spouse and has a longer life expectancy than the annuitant, Federal income tax rules may further limit the length of any guaranteed period.

     Other income plans which provide payments for a stated amount or a stated number of years are also available to the

Form G.4333 PP (Deferred Compensation)
     extent permitted by Federal income tax rules, under Code Section 401(a)(9) including Regulation l.401(a)(9)-2. The amount of each payment under an income plan must be at least $50.

     When you buy an income plan we will withdraw the participant's account balance in a lump-sum to pay for it. Our payments will be at least equal to those that we would provide to a person in the same class under a single payment immediate annuity bought at the same time. In no case will payments be less than the guaranteed amounts shown on page 10, which are based on a 3% interest rate and the 1983 Individual Mortality Table a (Metropolitan Adjusted) and which are at least as high as those required by the laws of the state where this contract is delivered.

     We will begin making income payments at any date you choose after the contract date if you tell us at least 30 days in advance. We will send you information and the necessary forms to sign, upon receipt of your request at our designated office. Once income payments start, you will not be able to change the choice of income plans.

     If you do not choose an income plan for a participant by April 1 following the calendar year the participant attains age 70 1/2 or such later date as the Code may permit (if you request such a delay), we will automatically start income payments on that date for the participant's lifetime with a guarantee that payments will be made for at least 10 years (unless the participant's total account balance has been withdrawn or unless you have elected that the participant start to receive partial withdrawals in a manner that satisfies the Code).

     If any annuitant's date of birth is not correct on our records, we will adjust the income payments to agree with the correct age. If we have already made any payments that were wrong, we will increase or decrease future payments to pay or recover the difference, plus interest at 6%. We may require proof of age to be provided when income payments are to start. We may also require proof that the annuitant is still alive on the due date of each income payment. You will be the owner of any income plan purchased.

13.  WHAT HAPPENS IF A PARTICIPANT DIES BEFORE INCOME PAYMENTS START?

     After we receive proof of death and a properly completed claim form, we will pay the death benefit (as of the date of settlement) to the participant's beneficiary. The

Form G.4333 PP (Deferred Compensation)
     participant's beneficiary may instead elect to have this amount applied to purchase an income plan as described in item 12. However, the payment period may not exceed the beneficiary's life or life expectancy, and payment must start no later than one year after death.

     The death benefit for each participant is the greatest of:
     a. The participant's entire account balance as of the date we receive proof of death and a properly completed claim form (no withdrawal charge will apply and no administrative fee will be deducted), or
     b. The total deposits made (less any partial withdrawals) for that participant, or
     c. The highest account balance for that participant as of the end of the calendar year in which any prior quinquennial (5th, 10th, 15th, etc.) anniversary of the first deposit on behalf of the participant occurred, less any later partial withdrawals and administrative fees deducted from the participant's account balance.

14.  WHAT HAPPENS IF AN ANNUITANT DIES AFTER INCOME PAYMENTS START?

     After we receive proof of death and a properly completed claim form, income payments will continue to the annuitant's beneficiary for the balance of the guaranteed period, if any, for the income plan you selected. If the guaranteed period has already ended, no further payments will be made. If the annuitant's estate (or other non-individual) becomes entitled to payment, we will pay the value of any remaining payments, computed as of the date of death using the interest rate we use to set those payments, in a lump-sum.

15.  DOES MY CONTRACT CONTAIN ALL THE PROVISIONS THAT AFFECT ME?

     Yes, your contract and any riders and endorsements included in it make up your entire contract with us. We will never contest the validity of this contract. Changes in its provisions may only be made in writing by our President, Secretary, or a Vice-President. No provision may be waived or changed by any of our other employees, representatives or agents.

     To preserve its status as an annuity and comply with Section 72 of the Code and applicable Treasury Regulations, we may, if necessary, amend this contract. We will notify you of any amendments and, when required by law, we will obtain your approval and the approval of the appropriate regulatory authority.

Form G.4333 PP (Deferred Compensation)

                          GUARANTEED ANNUITY BENEFITS


Annuitant's           Monthly Income Payments Per $1,000 of
                      -------------------------------------
Participant's
-------------
                                      Account Balance
                                      ---------------
Exact Age on        LIFE INCOME     TERM CERTAIN AND LIFE INCOME
Date of Purchase                       IF TERM CERTAIN PERIOD IS:
of Income Plan                    10 YEARS         15 YEARS  20 YEARS
     55              $3.85         $3.83            $3.80      $3.75
     56              $3.91         $3.89            $3.85      $3.80
     57              $3.98         $3.95            $3.91      $3.85
     58              $4.05         $4.01            $3.97      $3.91
     59              $4.12         $4.08            $4.03      $3.96
     60              $4.19         $4.15            $4.10      $4.02
     61              $4.27         $4.23            $4.17      $4.08
     62              $4.36         $4.31            $4.24      $4.14
     63              $4.45         $4.39            $4.31      $4.20
     64              $4.54         $4.48            $4.39      $4.26
     65              $4.64         $4.57            $4.47      $4.33
     66              $4.75         $4.67            $4.55      $4.39
     67              $4.86         $4.77            $4.64      $4.46
     68              $4.99         $4.88            $4.73      $4.52
     69              $5.11         $4.99            $4.82      $4.59
     70              $5.25         $5.11            $4.92      $4.65

JOINT AND SURVIVOR LIFE INCOME PLAN

                    Monthly Income Payment to Primary Annuitant
                    -------------------------------------------
Annuitants          per  1,000 of Participant's Account Balance if
                    ----------------------------------------------
Exact Age on        Percentage of Monthly Income Payment Payable
                    --------------------------------------------
Date of Purchase    to the survivor Annuitant is:
                    ----------------------------
of Income Plan*         50%           66 2/3%            75%       100%
     55 and 60       $3.68             $3.63            $3.60      $3.52
     60 and 55       $3.83             $3.72            $3.67      $3.52
     60 and 60       $3.91             $3.82            $3.78      $3.66
     60 and 65       $3.97             $3.91            $3.87      $3.78
     65 and 60       $4.16             $4.03            $3.96      $3.78
     65 and 65       $4.26             $4.15            $4.10      $3.94
     70 and 65       $4.61             $4.43            $4.35      $4.11
     70 and 70       $4.76             $4.61            $4.54      $4.35

* In each pair of ages, the first age is the primary annuitant's age and the second age is the survivor annuitant's age.

TERM CERTAIN INCOME PLAN

      Monthly Income Payment Per $1,000 of Participant's Account Balance
      ------------------------------------------------------------------
                              If Term Certain Period is:
                              -------------------------
                           10 Years      15 Years        20 Years
                            $9.37         $6.70            $5.37

Form G.4333 PP (Deferred Compensation)

                                     INDEX

          Subject                           Q&A #(s)    Page(s)
          -------                           --------    -------
Account Balances                                 2           2
Administrative Fees                              7           4
Allocation of Deposits                           3           2
Cancellation                                     4           3
Computation of Values                           12           7
Contract and Authority                          15           9
Death Benefit                               13, 14        8, 9
Definitions                                      1           1
Dividends                                       10           7
Fixed Interest Account                           6           4
Income Payments                                 12           7
Information We Give You                         11           7
Separate Account and Investment Divisions        8           4
Transfers                                        9           6
Withdrawals                                      5           3



                                     NOTICE
When you write to us, please give us your name, address and contract number.

Please notify us promptly of any address changes. We will write to you at your last known address.

Checks, drafts or money orders must be drawn to the order of METLIFE. All payments must be made in U.S. currency.


                          MULTIFUNDED ANNUITY CONTRACT
ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT.

                      PLEASE READ THIS CONTRACT CAREFULLY

Form G.4333 PP (Deferred Compensation)

                                                              EXHIBIT 4(h)(i)(C)



               Filed with Post-Effective Amendment No. 14 to this
             Registration Statement on Form N-4 on April 28, 1992.

                      METROPOLITAN LIFE INSURANCE COMPANY
               (A Mutual Company Incorporated in New York State)

     in consideration of the deposits it receives under this contract, will pay the benefits of this contract according to its provisions. The contractholder and Metropolitan execute this contract in duplicate to take effect as of the issue date.

By:_________________________  Metropolitan Life Insurance Company

____________________________  Nicholas D. Latrenta, Vice-President and Secretary

____________________________  Robert G. Schwartz, Chairman of the Board,
                              President and CEO

____________________________  ________________________________________
                              Registrar

                              ________________________________________
                              Date

                              ________________________________________
                              City and State

     -----------------------------------------------------------------------

      GROUP ANNUITY CONTRACT NUMBER                              S123456789

      CONTRACT DATE                                          March 15, 1990

      CONTRACTHOLDER                                      Mayo Clinic Trust

      MARKET                                                  Non-Qualified
     -----------------------------------------------------------------------

     ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT. AVAILABLE SEPARATE ACCOUNT INVESTMENT DIVISIONS AS OF THE CONTRACT DATE ARE: [THE METROPOLITAN GROWTH, INCOME, DIVERSIFIED, AGGRESSIVE GROWTH, MONEY MARKET, INTERNATIONAL STOCK AND STOCK INDEX DIVISIONS; THE FIDELITY GROWTH, OVERSEAS, EQUITY INCOME, MONEY MARKET, INVESTMENT GRADE BOND, and ASSET MANAGER DIVISIONS; and THE CALVERT SOCIALLY RESPONSIBLE and ARIEL DIVISIONS]. A DESCRIPTION OF EACH OF THESE DIVISIONS IS INCLUDED IN THE PROSPECTUS.

     This contract is not eligible for dividends--see item 10.

     This contract is intended for use with Section 457(e) (11) severence and death benefit plans and has special tax risks--see item 17.

                      PLEASE READ THIS CONTRACT CAREFULLY
                            See Index on Last Page

                                  Cover Page



     Form G.4333 PP (Unallocated--Maximum Severence)

1.   WHAT DO THE BASIC TERMS IN MY CONTRACT MEAN?

     "Account Balance" is the entire amount we hold under this contract for you.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contract Year" for the first year is measured from the contract date and continues to the following December 31st. Each new contract year begins on January 1st. For example, if the contract date is May 15, 1995, the first contract year ends December 31, 1996 and the second contract year begins January 1, 1997.

     "Deposits" are your payments to us under this annuity contract. We will only accept deposits into the contract that are made under the Plan.

     "Deposit Year" for any deposit, for the first year, is measured from the date we receive it in our designated office and continues until the last day of the month in which the anniversary of such receipt occurs. Each new deposit year begins on the first day of the next month (this works much like certificate years, except that deposit years are determined separately for each deposit).

     "Designated Office" is the administrative office servicing your contract. It is currently the Pension and Savings Center, Metropolitan Life Insurance Company, 1331 17th Street, Suite 900, Denver, Co. 80202-6516. If we change it, we will tell you.

     "Employer" is the institution that has adopted the Plan.

     "Funding Options" refer to [the Metropolitan Series Fund, Inc., the Calvert Socially Responsible Series, the Calvert Ariel Appreciation Portfolio II, and Fidelity's Variable Insurance Products Fund and Variable Insurance Products Fund II. All are either mutual funds or series of mutual funds used only for insurance and annuity contracts such as this one. The Metropolitan Series Fund and Fidelity's Variable Insurance Products Fund and Variable Insurance Products Fund II are divided into portfolios each of which has its own investment objectives].

     "Investment Divisions" are part of the Separate Account. Each division invests in a corresponding portfolio or series of the Funding Options, rather than investing directly in stocks, bonds or other investments.
     Thus, the investment experience of each division will generally be the same as that of the

Form G.4333 PP (Unallocated--Maximum Severence) corresponding portfolio or series, reduced by charges under this contract for services and benefits we provide. The cover page shows the available divisions. We will tell you about any changes.

     "Participant" is any person who participates in the employer's plan.

     "Plan" is an arrangement which meets the reguirements for Section 457(e)(11) severence and death benefit plans of the Code.

     "We", "Us", and "Our" refer to Metropolitan Life Insurance Company.

     "You", "Your", "Me" "My" and "I" refers to the trustee of the grantor trust that has been established pursuant to Section 457(e)(11) of the Code and that has arranged with us to use this contract for the purchase of annuities under the Plan. You may exercise all rights under this contract.

2.   WHY DO WE CALL THIS CONTRACT "GROUP UNALLOCATED"?

     Deposits and earnings on those deposits are credited to the contract as a whole, rather than to individual participants. We do not keep individual participant records under this contract, which is a funding vehicle not a plan document.

3. HOW ARE DEPOSITS ALLOCATED AND HOW MUCH MONEY CAN BE DEPOSITED UNDER MY CONTRACT?

     You choose how deposits are allocated among the Fixed Interest Account and the investment divisions of the Separate Account. You may change your allocation for new deposits by telling us. The change will be made upon receipt, unless you specify a later date, which may be up to 30 days after we receive the request. Allocations must be in whole number percentages (e.g., 33 1/3% cannot be chosen).

     Annuity deposits may be made at any time while this contract is in effect. All deposits should be sent to our designated office. No deposit will be credited before the contract date.

     We will accept each amount you deposit up to [$500,000 per contract year.] [The minimum cumulative deposit that we will accept is $15,000 during the
     first contract year and $5,000 per contract year thereafter.]   We will not
     accept any deposits after you have reguested a full withdrawal (unless you cancel it) or any deposit less than [$2,000.] We may either return amounts which violate these limits or agree to take them. We may change them by telling you at least 90 days

Form G. 4333 PP (Unallocated--Maximum Severence) in advance.

4.   CAN MY CONTRACT BE CANCELED?

     If a deposit has not been made for 12 consecutive months and the account balance is less than $15,000, we may, if permitted by law, cancel this contract by paying you the full cash withdrawal value in a single sum.

5.   CAN I MAKE WITHDRAWALS?

     Yes. To request a withdrawal you may contact our designated office. Any withdrawal request must be signed by you and must clearly state the account (and investment division, if any) from which the withdrawal is to be made. The minimum withdrawal is $500 or your entire account or division balance, if less. There are no early withdrawal charges.

     If you make a partial withdrawal from an investment division or the Fixed Interest Account, we will first withdraw any amounts from deposits and will then withdraw other amounts from any earnings on deposits, in each case on a "first-in, first-out" (FIFO) basis. To determine from what amounts a withdrawal is taken for tax purposes, we will apply tax rules which may be different.

     As required by law we have the right to delay paying any cash withdrawals from the Fixed Interest Account for up to six months. We do not intend to do this except in an extreme emergency. We would, of course, credit interest during any delay.

6.   WHAT IS THE FIXED INTEREST ACCOUNT AND HOW IS INTEREST CREDITED TO IT?

     We credit interest on each deposit from the date it is received at our designated office or transferred from the Separate Account until the date you withdraw it or transfer it to the Separare Account or use it to have income payments made to any person entitled to such payments.

     Interest rates for amounts added to the Fixed Interest Account will be set by us [from time to time] [as of each January 1, April 1, July 1 and October 1.] The declared rate in effect when an amount is added to the Fixed Interest Account will be credited on that amount from the date it is added until the last day of the [contract year in which it is added] [calendar year following the year in which it is added] [month in which the anniversary of that deposit occurs].

     Thereafter, we will set interest rates for these amounts (and


Form G.4333 PP (Unallocated--Maximum Severence) earnings on them) on or before the first day of each [contract] [calendar] [deposit] year to be credited through the last day of such year.

     We may have one interest rate for deposits resulting from the tax-free transfer or exchange of Section [457(e)(11)] annuity money from other contracts and a different interest rate for other amounts added to the Fixed Interest Account. The rates for such transfer and exchanges or other amounts added to the Fixed Interest Account may be different than the rates credited on amounts already in the Fixed Interest Account.

     The interest rates we declare are "annual effective yields". The actual rates we use on a day-to-day basis are slightly lower, but, if the deposit is left in your contract for a full year, it will grow by the full amount of the interest rate we declared, because we compound interest daily.

7.   WHAT IS THE SEPARATE ACCOUNT AND HOW DOES IT OPERATE?

     It is Metropolitan Life Separate Account E, an investment account we maintain separate from our other assets.

     We own the assets in the Separate Account. The Separate Account will not be charged with liabilities that arise from any other business that we conduct. We will add amounts to the Separate Account from other contracts of ours.

     The Separate Account is divided into investment divisions, each of which buys shares in a corresponding portfolio of the Funding Options. Thus, the Separate Account does not invest directly in stocks, bonds, etc., but leaves such investments to the Funding Options to make. The Funding Options are also bought by other separate accounts of ours, our affiliates and other insurance companies.

     We keep track of each investment division of the Separate Account separately using accumulation units. When you put money into an investment division, we give you accumulation units. When you take money out of the investment division, we reduce the number of your accumulation units. In either case, the number of accumulation units you gain or lose is determined by taking the dollar amount of the deposit, transfer or withdrawal and dividing it by the value of an accumulation unit at the time of the transaction. Thus, if you transfer in $5,000, and the value of an accumulation unit is $100, you will get 50 accumulation units.

     Initially, we set the value of each accumulation unit. At the end of each valuation period, we then revise it by taking the net asset value of a share in the applicable Funding Options

Form G.4333 PP (Unallocated--Maximum Severence)
     portfolio or series at the end of the valuation period, add any Funding Options dividend or capital gain distribution during the valuation period, subtract any per share charge for taxes and reserves for taxes, and divide this total by the net asset value of a share of the same portfolio or series at the start of the valuation period. Then we subtract a charge not to exceed .000025905 per day (an effective annual rate of .95%) for administrative expenses and mortality and expense risks we assume under the
     certificate.   This calculation results in a factor that we multiply the
     previous accumulation unit value by in order to determine the new accumulation unit value.

     A valuation period is the period between one calculation of an accumulation unit value and the next calculation. Normally, we calculate accumulation units once each day the New York Stock Exchange is open for trading, but we can delay this determination if an emergency exists, making valuation of assets in the Separate Account not reasonably practicable, or the Securities and Exchange Commission permits such deferral. We may change when we calculate the accumulation unit value by giving you 30 days notice, to the extent permitted by law.

     Amounts added to the Separate Account will be credited as of the end of the valuation period during which we receive them at our designated office or they are transferred from the Fixed Interest Account. Additions to or withdrawals from an investment division may only be made as of the end of a valuation period.

     We may make certain changes to the Separate Account if we think they would best serve the interests of participants in or owners of similar contracts or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

     Examples of the changes to the Separate Account that we may make include:

     o To transfer any assets in an investment division to another investment division, or to one or more other separate accounts, or to our general account; or to add, combine, or remove investment divisions in the Separate Account.

     o To substitute, for the Funding Option shares held in any investment division, the shares of another class of the Metropolitan Series Fund, Inc. or any other investment



Form G.4333 PP (Unallocated--Maximum Severence) permitted by law.

     If any changes result in material change in the underlying investments of an investment division to which an amount is allocated under the contract,
     we will notify you of the change.   You may then make a new choice of
     investment divisions.

8.   CAN MONEY BE TRANSFERRED WITHIN THIS CONTRACT?

     Yes. Transfers can be made between investment divisions of the Separate Account, from an investment division to the Fixed Interest Account, or from the Fixed Interest Account to an investment division. You can make an unlimited number of transfers by telling us.

     If you make a transfer from an investment division or from the Fixed Interest Account, we will determine which deposits and earnings to take it from as if it was a withdrawal from the contract. [However, only one transfer per certificate year can be made from the Fixed Interest Account to the Separate Account and only up to 20% of the Fixed Interest Account balance may be transferred.] If you transfer money from the Fixed Interest Account to the Separate Account and then you transfer money from the Separate Account to the Fixed Interest Account within 12 months, this will be treated as a return of the same money (whether or not it really is). Thus, after the transfer into the Fixed Interest Account, it will earn the same interest rate that it would have been earning had neither transfer ever taken place. Any amounts in excess of the original transfer and any amounts transferred back to the Fixed Interest Account more than 12 months after the first transfer will be treated as a new deposit to the Fixed Interest Account and will earn the current interest rate for new deposits.

9.   MAY I ASSIGN OR TRANSFER THIS CONTRACT,  OR USE IT AS COLLATERAL FOR A
     LOAN?

     No.   This contract and amounts paid under it are not transferrable and may not be assigned, sold, discounted or pledged as collateral for a loan. To the extent permitted by law, no amount payable under this contract is subject to legal process or attachment for payment of any claim against any payee. This provision will not prevent assignment of this contract to the sponsor or a trustee of the Plan, or that of another plan if the Plan is consolidated or merged with such other plan.



Form G.4333 PP (Unallocated--Maximum Severence)

10.  ARE DIVIDENDS PAYABLE UNDER MY CONTRACT?

     No. Your contract is nonparticipating and does not share in any distribution of our surplus.

11.  ARE ADMINISTRATIVE FEES DEDUCTED FROM MY CONTRACT?

     No.  We charge no administrative fees under this contract.

12.  HOW CAN I GET INFORMATION ABOUT MY CONTRACT AND ITS VALUE?

     At least twice each contract year (except the first contract year), before income payments start, we will send you a statement with details on deposits, values, withdrawals, and other information about your contract. If you need information at other times, please tell us.

     Any time you have to tell us something (e.g., to request additional information, to make transfers, to change your allocation for new deposits, to make withdrawals), you must send written notice to our designated office unless we have set up some other procedure, such as notice by telephone.

13.  CAN WE GUARANTEE AN INCOME FOR AS LONG AS A PARTICIPANT LIVES?

     Yes. We can make income payments guaranteed for the life of a Participant on a monthly, quarterly, semiannual or annual basis. These payments may also be guaranteed for at least five years, but not beyond the participant's life expectancy or the joint life expectancy if there is more than one payee.

     Other income plans which provide payments for a stated amount or a stated number of years are also available to the extent permitted by Federal income tax rules, under Code Section 72 including regulations thereunder. The amount of each payment under an income plan must be at least $50.

     When you buy an income plan, we will withdraw the amount you tell us in a lump sum to pay for it. We will begin making income payments at any date you choose after the contract date (subject to any applicable federal rules and regulations), if you tell us at least 30 days in advance. We will send you information and the necessary forms to sign, upon receipt of your request at our designated office. Once income payments start, you will not be able to change the choice of income plan.

     Guaranteed income plan payments, which are based on a 3% interest rate and the 1983 Individual Mortality Table a (Metropolitan adjusted), are provided on page 10. These payments are at least as high as those required by the laws of


Form G.4333 PP (Unallocated--Maximum Severence) the state where this contract is delivered and are at least equal to those that we would provide to a person in the same class as the participant under a single payment immediate annuity bought at the same time.

     You will be the owner of any income plan purchased.

14.  WHAT HAPPENS IF A PARTICIPANT DIES BEFORE INCOME PAYMENTS START?

     After we receive proof of death and a properly completed claim form, we will pay the death benefit (as of the date of settlement) to you. The death benefit for any participant is the entire account balance held on behalf of that participant as of the date we receive proof of death and a properly completed claim form. Proof of death, as well as proof of the share of the account balance attributable to the participant, satisfactory to us must be given to us if we ask for it.

     The entire value of this contract must be distributed in a single sum by the end of the calendar year which includes the fifth anniversary of your death. If Treasury Regulations allow, we may permit our payments to start later.

15.  WHAT HAPPENS IF AN ANNUITANT DIES AFTER INCOME PAYMENTS START?

     After we receive proof of death and a properly completed claim form, income payments will continue to the annuitant's beneficiary for the balance of the guaranteed period, if any, for the income plan you selected. If the guaranteed period has already ended, no further payments will be made. If the annuitant's estate (or other non-individual) becomes entitled to payment, we will pay the value of any remaining payments, computed as of the date of death using the interest rate we use to set those payments, in a lump-sum.

16.  DOES MY CONTRACT CONTAIN ALL THE PROVISIONS THAT AFFECT ME?

     Yes, your contract and any riders and endorsements included in it make up
     your entire contract with us.   We will never contest the validity of this
     contract. Changes in its provisions may only be made in writing by our President, Secretary, or a Vice-President. No provision may be waived or changed by any of our other employees, representatives or agents.

     To preserve its status as an annuity and comply with Section 72 of the Code and applicable Treasury Regulations, we may, if necessary, amend this contract. We will notify you of any amendments and, when required by law, we will obtain your approval and the approval of the appropriate regulatory authority.


Form G.4333 PP (Unallocated--Maximum Severence)

17.  ARE THERE ANY SPECIAL TAX RISKS THAT I SHOULD BE AWARE OF?

     Yes. There is a risk that this arrangement which is designed under Department of Labor regulations may not qualify as a "bona-fide severence pay" plan under Section 457(e)(11). The term "bona-fide severence pay"
     plan is not defined in Section 457(e)(11).   The term "severence pay" plan
     has, however, been construed under other Code sections. The United States Court of Appeals for the Federal Circuit has indicated that, for purposes of another Code section, a severence plan with features similar to this arrangement would not qualify as a valid severence plan. While this Federal Circuit court case addressed severence pay plans in a different Code context, it is probable that courts will consider this and numerous other court decisions in determining the tax consequences of this arrangement.



Form G.4333 PP (Unallocated--Maximum Severence)

                          GUARANTEED ANNUITY BENEFITS

                       Monthly Income Payments Per $1,000 of Participant's
                       ---------------------------------------------------
Payee's                                        Account Balance
                                               ---------------
Exact Age on          LIFE INCOME            TERM CERTAIN AND LIFE INCOME
Date of Purchase                                IF TERM CERTAIN PERIOD IS:
of Income Plan                             10 Years      15 Years      20 Years
  55                     $3.85              $3.83          $3.80         $3.75
  56                     $3.91              $3.89          $3.85         $3.80
  57                     $3.98              $3.95          $3.91         $3.85
  58                     $4.05              $4.01          $3.97         $3.91
  59                     $4.12              $4.08          $4.03         $3.96
  60                     $4.19              $4.15          $4.10         $4.02
  61                     $4.27              $4.23          $4.17         $4.08
  62                     $4.36              $4.31          $4.24         $4.14
  63                     $4.45              $4.39          $4.31         $4.20
  64                     $4.54              $4.48          $4.39         $4.26
  65                     $4.64              $4.57          $4.47         $4.33
  66                     $4.75              $4.67          $4.55         $4.39
  67                     $4.86              $4.77          $4.64         $4.46
  68                     $4.99              $4.88          $4.73         $4.52
  69                     $5.11              $4.99          $4.82         $4.59
  70                     $5.25              $5.11          $4.92         $4.65

JOINT AND SURVIVOR LIFE INCOME PLAN
                           Monthly Income Payment to Primary Payee
                           ---------------------------------------
Payee's                    per $1,000 of Participants Account Balance if
                           ---------------------------------------------
Exact Age on               Percentage of Monthly Income Payment Payable
                           --------------------------------------------
Date of Purchase           to the Survivor Payee is:
                           ------------------------
of Income Plan*               50%            66 2/3%            75%         100%
  55 and 60                $3.68              $3.63            $3.60        $3.52
  60 and 55                $3.83              $3.72            $3.67        $3.52
  60 and 60                $3.91              $3.82            $3.78        $3.66
  60 and 65                $3.97              $3.91            $3.87        $3.78
  65 and 60                $4.16              $4.03            $3.96        $3.78
  65 and 65                $4.26              $4.15            $4.10        $3.94
  70 and 65                $4.61              $4.43            $4.35        $4.11
  70 and 70                $4.76              $4.61            $4.54        $4.35

* In each pair of ages, the first age is the primary payee's age and the second age is the survivor payee's age.

TERM CERTAIN INCOME PLAN

  Monthly Income Payment Per $1,000 of Participant's Account Balance
  ------------------------------------------------------------------
                          If Term Certain Period is:
                          -------------------------
                        10 Years    15 Years    20 Years
                         $9.37       $6.70        $5.37

Form G. 4333 PP (Unallocated--Maximum Severence)